Exhibit 4.58

DRAXIS HEALTH INC.

2006 STOCK OPTION PLAN

TABLE OF CONTENTS

ARTICLE 1 - PURPOSE OF THE PLAN		1

1.01	Purpose	1

ARTICLE 2 - INTERPRETATION		1

2.01	Definitions	1
2.02	Extended Meanings	3

ARTICLE 3 - GRANT OF OPTIONS		3

3.01	Authority of Board	3
3.02	Shares Reserved	4
3.03	Eligibility	4
3.04	Limits with Respect to Insiders	4

ARTICLE 4 - TERMS OF OPTIONS		4

4.01	Option Agreement	4
4.02	Exercise Price	5
4.03	Time of Exercise	5
4.04	Expiry Date	5
4.05	Early Expiry	5
4.06	Non-Assignable	6
4.07	No Rights as Shareholder or to Remain an Eligible Person	6
4.08	Adjustments to Common Shares	7

ARTICLE 5 - EXERCISE OF OPTIONS		8

5.01	Manner of Exercise	8
5.02	Delivery of Share Certificate	8
5.03	Withholding	8

ARTICLE 6 - ADMINISTRATION		8

6.01	Administration	8
6.02	Amendment of Plan and Options	9
6.03	Compliance with Laws and Stock Exchange Rules	9

ARTICLE 1 - PURPOSE OF THE PLAN

1.01         Purpose

The purpose of the DRAXIS Health Inc. 2006 Stock Option Plan is to assist and encourage directors, officers and employees of the Corporation and its Subsidiaries to work towards and participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through stock options, to acquire an ownership interest in the Corporation.

ARTICLE 2 - INTERPRETATION

2.01         Definitions

In this Plan:

“Board” means the board of directors of the Corporation.

“Cause” includes:

(a)           the continued failure by the Optionholder to substantially perform his or her duties in connection with his or her employment by, or service to, the Corporation (other than as a result of physical or mental illness) after the Corporation has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(b)           the engaging by the Optionholder in any act which is injurious to the Corporation or its reputation financially or otherwise;

(c)           the engaging by the Optionholder in any act resulting or intended to result, directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation;

(d)           the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Optionholder in connection with the business of the Corporation; or

(e)           any other conduct that constitutes cause at common law, “serious reason” within the meaning of the Civil Code of Québec, or “good and sufficient cause” or “serious reason” as such terms are interpreted from time to time by the jurisprudence of the Province of Québec.

“Change of Control” includes:

(a)           the acquisition by any persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitute in the aggregate more than 20% of all outstanding voting securities of the Corporation;

(b)           an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 20% of all outstanding voting securities of the Corporation resulting from the business combination; or

(c)           the sale, transfer, lease or exchange of 50% or more of the property of the Corporation to another person or corporation, other than in the ordinary course of business of the Corporation, or to a Subsidiary.

“Common Shares” means common shares of the Corporation.

“Corporation” means DRAXIS Health Inc. and any successor corporation thereto.

“Date of Termination” means the actual date of termination of (i) the office of the Optionholder or (ii) the employment of the Optionholder, as applicable, and does not include any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation.

“Eligible Person” means any director, officer or employee of the Corporation or any Subsidiary.

“Exercise Price” means the price per Common Share at which Common Shares may be subscribed for by an Optionholder pursuant to a particular Option Agreement.

“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option.

“Grant Date” means the date on which an Option is granted, which date may be on or, if determined by the Board at the time of grant, after the date that the Board resolves to grant the Option.

“Insider” means:

(a)           an insider as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(b)           an associate, as defined in the Securities Act (Ontario), of any person who is an insider by virtue of (a) above.

“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule B, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder.

“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan.

“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A to this Plan, between the Corporation and an Eligible Person setting out the terms of an Option granted to the Eligible Person.

“Optioned Shares” means the Common Shares that may be subscribed for by an Optionholder pursuant to an Option Agreement.

“Optionholder” means an Eligible Person to whom an Option has been granted.

“Plan” means the DRAXIS Health Inc. 2006 Stock Option Plan, as amended from time to time.

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

“Subsidiary” has the meaning attributed thereto in the Securities Act (Ontario).

2.02         Extended Meanings

In this Plan, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and unlimited partnerships, associations, trusts, incorporated organizations, joint ventures and governmental authorities.

ARTICLE 3 - GRANT OF OPTIONS

3.01         Authority of Board

Subject to the limitations of the Plan, the Board has the authority:

(a)           to determine which Eligible Persons are to be granted Options and to grant Options to those Eligible Persons;

(b)           to determine the terms of such Options; and

(c)           to prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan.

3.02         Shares Reserved

(1)           The maximum number of Common Shares that may be reserved for issuance pursuant to Options granted under the Plan is 1,500,000.

(2)           The maximum number of Common Shares that may be reserved for issuance to any one Eligible Person pursuant to Options granted under the Plan is 5% of the number of Common Shares outstanding at the time of reservation.

(3)           Any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option.  No fractional Common Shares may be issued under the Plan.

3.03         Eligibility

Options may be granted by the Board to any Eligible Person, subject to the limitations set forth in Sections 3.02(2) and 3.04, prior to his or her Date of Termination.

3.04         Limits with Respect to Insiders

(1)           The maximum number of Common Shares that may be reserved for issuance to Insiders pursuant to Options granted under the Plan and any other Share Compensation Arrangement is 10% of the number of Common Shares outstanding.

(2)           The maximum number of Common Shares that may be issued to Insiders under the Plan and any other Share Compensation Arrangement within a one-year period is 10% of the number of Common Shares outstanding.

(3)           The maximum number of Common Shares that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Ontario)) under the Plan and any other Share Compensation Arrangement within a one-year period is 5% of the number of Common Shares outstanding.

(4)           For the purposes of Sections 3.04(2) and (3) above, the number of Common Shares outstanding is to be determined on the basis of the number of Common Shares outstanding at the time of the reservation or issuance, as the case may be, excluding Common Shares issued under the Plan or under any other Share Compensation Arrangement over the preceding one-year period.

ARTICLE 4 - TERMS OF OPTIONS

4.01         Option Agreement

As soon as practicable following the grant of an Option, the Corporation will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Corporation, and upon delivery to the Corporation of the Option Agreement executed by the Optionholder such Optionholder will be a participant in the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and the Plan.

4.02         Exercise Price

The Exercise Price of Common Shares subject to an Option will be determined by the Board at the time of grant and will not be less than the market price of the Common Shares at the Grant Date, calculated as the closing price of a board lot of the Common Shares on The Toronto Stock Exchange on the last trading day immediately preceding the Grant Date or, if the Common Shares did not trade on such last trading day, the average, rounded up to the nearest cent, of the bid and ask prices for a board lot of the Common Shares at the close of trading on such last trading day.  For the purposes of this Section 4.02, if the Option is granted after the close of trading on any particular Grant Date, the “trading day preceding the Grant Date” will be deemed to be the Grant Date.

4.03         Time of Exercise

(1)           Subject to Section 4.04, the Board shall determine at the time of grant the date or dates on which Options will be exercisable.  The Board may determine after the Grant Date that a particular Option will be exercisable in whole or in part on earlier dates for any reason.

(2)           Notwithstanding anything herein to the contrary, if there occurs a Change of Control at any time when an Option granted under the Plan remains unvested with respect to any Optioned Shares, such unvested portion will vest and become fully exercisable, as to all the Optioned Shares in respect of which such Option was not previously exercisable, by the Optionee at any time up to and including a date 30 days following the consummation of such Change of Control.

(3)           Notwithstanding the provisions of Sections 4.03(1) and (2), no unvested portion of an Option will vest as a result of a Change in Control that occurs after the Date of Termination of an Optionholder.

4.04         Expiry Date

The Expiry Date of an Option will be ten years after the Grant Date, subject to

(a)           the right of the Board to determine at the time of grant that a particular Option will have a shorter term; and

(b)           the provisions of Section 4.05 relating to early expiry.

4.05         Early Expiry

An Option will expire before its Expiry Date in the following events and manner:

(a)           if an Optionholder dies, only the portion of the Option that is exercisable at the date of death of the Optionholder may be exercised by the personal representatives of the Optionholder during the period ending 6 months after the death of the Optionholder or such later date as the Board may approve, after which period all Options terminate;

(b)           if an Optionholder resigns his or her office or employment (other than as provided for in Section 4.05(e)), only the portion of the Option that is exercisable at the date of resignation may be exercised by the Optionholder during the period ending 30 days after the date of resignation or such later date as the Board may approve, after which period all Options terminate;

(c)           if an Optionholder is terminated without Cause, including a constructive dismissal, only the portion of the Option that is exercisable at the Date of Termination may be exercised by the Optionholder during the period ending 30 days after the Date of Termination or such later date as the Board may approve, after which period all Options terminate;

(d)           if an Optionholder attains the mandatory retirement age established by the Corporation from time to time or an Optionholder’s employment or service ceases due to permanent disability, only the portion of the Option that is exercisable at the date of retirement or cessation may be exercised by the Optionholder during the period ending 6 months after the date of retirement or cessation or such later date as the Board may approve, after which period all Options terminate; and

(e)           unless the Board determines otherwise, an Option will expire immediately upon the Optionholder ceasing to be an Eligible Person as a result of being dismissed from his or her office or employment for Cause, including where an Eligible Person resigns his or her office or employment after being requested to do so by the Corporation as an alternative to being dismissed by the Corporation for Cause subject in all cases to the earlier expiration of an Option on its applicable Expiry Date.

4.06         Non-Assignable

Except as provided in Section 4.05(a), an Option may be exercised only by the Optionholder and is not assignable in law or in equity, and any purported assignment is void and of no force and effect whatsoever.

4.07         No Rights as Shareholder or to Remain an Eligible Person

(1)           An Optionholder will only have rights as a shareholder of the Corporation with respect to Optioned Shares that the Optionholder acquires through the exercise of an Option in accordance with its terms.

(2)           Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as a director, officer or employee of the Corporation or any Subsidiary.

4.08         Adjustments to Common Shares

(1)           The number of Common Shares delivered to an Optionholder upon exercise of an Option will be adjusted as determined by the Board in the following events and manner, subject to the right of the Board to make such additional or other adjustments as are appropriate in the circumstances:

(a)           upon a subdivision of the Common Shares into a greater number of Common Shares, a consolidation of the Common Shares into a lesser number of Common Shares or the issue of a stock dividend to holders of the Common Shares (other than dividends in the ordinary course), the Corporation will deliver upon the exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such greater or lesser number of Common Shares as results from the subdivision, consolidation or stock dividend;

(b)           upon the distribution by the Corporation to holders of the Common Shares of shares of any class (whether of the Corporation or another corporation, but other than Common Shares), rights, options or warrants, evidences of indebtedness or cash (other than dividends in the ordinary course), other securities or other assets, the Corporation will deliver upon exercise of an Option, in addition to the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such other securities, evidence of indebtedness or assets as result from such distribution; and

(c)           upon a capital reorganization, reclassification or change of the Common Shares, a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another corporation or a sale, lease or exchange of all or substantially all of the assets of the Corporation, the Corporation will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or assets as result from such event.

The purpose of such adjustments is to ensure that any Optionholder exercising an Option after any such event will be in the same position as such Optionholder would have been in if he or she had exercised the Option prior to such event.

(2)           An adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative.

(3)           The Corporation will not be required to issue fractional Common Shares or other securities under the Plan and any fractional interest in a Common Share or other security that would otherwise be delivered upon the exercise of an Option will be cancelled.

ARTICLE 5 - EXERCISE OF OPTIONS

5.01         Manner of Exercise

An Optionholder (or the personal representatives of a deceased Optionholder) who wishes to exercise an Option may do so by delivering the following to the Corporation on or before the Expiry Date of the Option:

(a)           a completed Notice of Exercise; and

(b)           a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price for the Optioned Shares being acquired.

If the Optionholder is deceased, the personal representatives of the Optionholder must also deliver to the Corporation evidence of their status to represent the Optionholder.

In no event shall the Corporation provide financing to an Optionholder (or personal representative of a deceased Optionholder) for the purpose of the exercise of Options.

5.02         Delivery of Share Certificate

As soon as practicable after receipt of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Corporation will direct its transfer agent to issue a certificate in the name of the Optionholder (or, if deceased, the Optionholder’s estate) for the number of Optioned Shares purchased by the Optionholder (or the Optionholder’s estate), which will be issued as fully paid and non-assessable Common Shares.

5.03         Withholding

The Corporation will withhold taxes to the extent required by applicable law in respect of any amounts under this Plan.

ARTICLE 6 - ADMINISTRATION

6.01         Administration

(1)           The Plan will be administered by the Board or, if determined by the Board, by the Human Resources and Compensation Committee of the Board.  If the Human Resources and Compensation Committee is granted the authority to administer the Plan, all references in this Plan to the Board will be deemed to be references to the Human Resources and Compensation Committee.

(2)           The Board may interpret the Plan and determine all questions arising out of the Plan and any Option granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation and all other affected persons.

6.02         Amendment of Plan and Options

(1)           The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may

(a)           be made without obtaining any required regulatory or shareholder approvals or

(b)           prejudice the rights of any Optionholder under any Option previously granted to the Optionholder without the consent or deemed consent of the Optionholder.

(2)           The Board may amend the terms of any outstanding Option (including, without limitation, the cancellation of an Option or an amendment to the date or dates on which an Option or a portion thereof vests and so becomes exercisable), provided that:

(a)           any required regulatory and shareholder approvals are obtained;

(b)           the Board would have had the authority to initially grant the Option under terms as so amended; and

(c)           the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Option.

6.03         Compliance with Laws and Stock Exchange Rules

The Plan, the grant and exercise of Options under the Plan and the Corporation’s obligation to issue Common Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Common Shares are listed for trading.  No Option will be granted and no Common Shares will be issued under the Plan where such grant or issue would require registration of the Plan or of such Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue of Common Shares in violation of this provision will be void.  Common Shares issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

SCHEDULE A - FORM OF OPTION AGREEMENT

DRAXIS HEALTH INC.
2006 STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between DRAXIS Health Inc. (the “Corporation”) and the Optionholder named below pursuant to the DRAXIS Health Inc. 2006 Stock Option Plan (the “Plan”) and confirms that:

(a)	on	(the “Grant Date”);

(b)		(the “Optionholder”);

(c)	was granted a non-assignable option to purchase
Common Shares (the “Optioned Shares”) of the Corporation, exercisable as to •% on • [NTD: Insert vesting information];

(d)	at a price (the “Exercise Price”) of	$ per Common Share; and

(e)	for a term expiring at 5:00 p.m., Toronto time, on (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan.  By signing this agreement, the Optionholder acknowledges that he or she has read and understands the Plan and accepts the Options in accordance with the terms of the Plan.  Optionholder also acknowledges that, if the Optionholder is an insider of the Corporation (“Insider Optionee”) he or she shall be responsible to file all insider reports required to be filed by him or her related to the grant of the Options and any exercise thereof.  Said reports must be filed within the time periods imposed by the applicable securities regulator for said filings.  The Insider Optionee who does not file his or her insider reports within the required delays shall be responsible for the payment of any fine levied against him or her due to said late filing.

The Exercise Form required to be completed by the Optionholder for the exercise of the options is attached.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed the Option Agreement as of •, 200•.

DRAXIS HEALTH INC.

By:

Name of Optionholder

Signature of Optionholder

SCHEDULE B - FORM OF NOTICE OF EXERCISE

DRAXIS HEALTH INC.
2006 STOCK OPTION PLAN

NOTICE OF EXERCISE

TO:	DRAXIS Health Inc. 16751 Trans-Canada Highway Kirkland, Québec H9H 4J4

	Attention:	Secretary

Reference is made to the Option Agreement made as of                                                     200•, between DRAXIS Health Inc. (the “Corporation”) and the Optionholder named below.  The Optionholder hereby exercises the Option to purchase Common Shares of the Corporation as follows:

Number of Optioned Shares for which Option being exercised:	•

Exercise Price per Common Share:	$•

Total Exercise Price (in the form of a cheque which need not be a certified cheque) or bank draft tendered with this Notice of Exercise):	$•

Name of Optionholder as it is to appear on share certificate	•

Address of Optionholder as it is to appear on the register of Common Shares of the Corporation and to which a certificate representing the Common Shares being purchased is to be delivered:

Dated
Name of Optionholder

Signature of Optionholder